Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

by and between

XPRESSPA HOLDINGS, LLC

and

ROCKMORE INVESTMENT MASTER FUND LTD.

$6,000,000

Dated as of April 22, 2015

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS

(continued)

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 22, 2015, by and between XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Borrower’) and ROCKMORE INVESTMENT MASTER FUND LTD. (the “Lender”).

The Borrower desires to establish a $6,000,000 credit facility with the Lender on the terms and conditions set forth herein and the Lender is willing to provide such credit facility. Accordingly, the Borrower and the Lender agree as follows:

ARTICLE 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

Section 1.01      Definitions

In addition to terms defined elsewhere in the Loan Documents, the following terms shall have the following meanings:

“Accountants”: BDO USA, LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Lender.

“Accrued Monthly Interest”: as defined in Section 3.01(a)

“Active Domestic Subsidiary”: any Domestic Subsidiary that (i) is or will be a tenant under an airport concession lease agreement, or is operating or will operate a retail establishment, relating to the sale of health and wellness products or services or (ii) is or will be engaged in activities relating to the sale of health and wellness products or services.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of the securities or other interests having ordinary voting power for the election of directors or other Managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Assignee”: as defined in Section 9.03(b).

“Authorized Signatory”: as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Lender) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (acceptable to the Lender).

“Base Monthly Interest”: as defined in Section 3.01(a).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or permitted by law to close.

“Capital Stock”: as to any Person, all shares, interest, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Change in Control”: as used herein, a “Change of Control” shall be deemed to have occurred if, without the prior written consent of the Lender, (i) any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (a “Group”), who prior to such time beneficially owned less than 50% of the then issued and outstanding limited liability company interests of Borrower shall acquire issued and outstanding limited liability company interests of Borrower in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such Person or Group beneficially owns 50% or more of the then issued and outstanding limited liability company interests of Borrower or (ii) Borrower shall sell all of its assets to any Person which, immediately prior to the time of such transaction, beneficially owned less than a majority of the then outstanding limited liability company interests of Borrower.

“Change in Management”: at any time on or after the Effective Date, without the prior written consent of the Lender, the then current chief executive officer, chief operating officer or president of the Borrower shall cease for any reason whatsoever, including, without limitation, death or disability (as such disability shall be determined in the sole and absolute judgment of the Lender) to be and continuously perform the duties of chief executive officer, chief operating officer or president of the Borrower; provided, however, if a successor satisfactory to the Lender in its sole discretion shall have become and shall have commenced to perform the duties of chief executive officer, chief operating officer or president of the Borrower within ninety (90) days after such cessation, such successor shall be deemed to be the “current chief executive officer”, “current chief operating officer” or “current president”, as the case may be, for the purposes of this definition.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Collateral”: the Property in which a security interest has been granted to the Lender pursuant to the Security Agreement.

“Commitment”: the Lender’s obligation to make the Loan hereunder on the Effective Date, in an aggregate amount equal to the Commitment Amount.

“Commitment Amount”: $6,000,000.

“Compliance Certificate”: as defined in clause (d) of Section 6.01.

“Consolidated”: the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

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“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes”: one or more debt instruments issued by the Borrower that is convertible into common units of the Borrower, subject to the terms and conditions of such instruments.

“Credit Party”: the Borrower and the Guarantors.

“DBE Equity Issuance”: the issuance of any Capital Stock by any Subsidiary to, or the receipt of any capital contribution by any Subsidiary from, a disadvantaged business enterprise investor in such Subsidiary.

“Default”: any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$“: lawful money of the United States of America.

“Domestic Subsidiary”: any direct or indirect Subsidiary of the Borrower organized under the laws of the United States of America or any State thereof.

“Effective Date”: April 22, 2015.

“Employee Benefit Plan”: an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower.

“Environmental Laws”: all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the

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incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default”: any of the events specified in Section 8.01.

“FATCA”: Sections 1471 through 1474 of the Code and any current or future United States Treasury Regulations or official interpretations thereof, any agreement entered into thereunder and any law implementing any applicable intergovernmental agreement entered into in respect thereof, and any related provisions of law, court decisions or administrative guidance.

“Fees”: as defined in Section 2.06(a).

“Federal Funds Effective Rate”: for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Financial Statements”: as defined in Section 4.10.

“First Year Anniversary Date”: as defined in Section 2.03(a).

“Funding Call”: as defined in Section 6.09.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantee”: the Subsidiary Guarantee.

“Guarantors”: collectively, the Subsidiary Guarantors.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature (or any extract, component or derivative thereof) regulated pursuant to any Environmental Law, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import.

“Indebtedness”: as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person, (v) all liabilities secured by any Lien on any Property owned by such Person (other than landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due), (vi) all guarantees or other liabilities with respect to any Indebtedness of any other Person and (vii) all lease obligations which are required to be capitalized under GAAP.

“Indemnified Taxes”: as to any Person, any Tax, except (i) a Tax imposed on or measured by the income or profits of such Person; (ii) any interest, fees or penalties for late payment thereof imposed on such Person; (iii) any U.S. federal withholding tax resulting from a failure by any Person to provide to the Borrower, (A) on or before the date on which such Person becomes a party to the Agreement, a properly completed applicable IRS Form W-9 or W-8 (together with appropriate attachments and, if applicable, a certificate(s) establishing that such Person is entitled to an exemption for portfolio interest under Section 881(c) and/or Section 871(h) or (B) any other documentation prescribed by law or reasonably requested by Borrower, properly completed and executed, as will permit payments made to such Person to be made without or at a reduced rate of withholding; (iv) if such Person is a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement; and (v) any U.S. federal withholding Taxes imposed under FATCA.

“Intellectual Property”: as defined in the Security Agreement.

“Letter of Intent” as defined in Section 3.02.

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“Lien”: with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, deposit or other preferential arrangement, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents”: collectively, this Agreement, the Note, the Guarantee, the Security Agreement, the Warrant and any other document delivered pursuant to this Agreement.

“Loan”: as defined in Section 2.01.

“Make Whole Fee”: as defined in Section 2.03(a).

“Management Agreement”: the Management Agreement dated as of February 15, 2012, as amended, restated or otherwise modified from time to time, among the Borrower, Mistral Holdings and Mistral Capital Management, LLC.

“Management Fees”: means all fees, charges and other amounts (including salaries and any other compensation such as bonuses, pensions and profit sharing payments) payable to Mistral Capital Management, LLC pursuant to the Management Agreement, provided, that the foregoing shall not include any expenses that are reimbursable to Mistral Capital Management, LLC in accordance with the Management Agreement.

“Managing Person”: with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock”: any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Massage Envy Transaction”: (i) the acquisition of certain assets of the Borrower and/or its Subsidiaries by Massage Envy Spa, (ii) an investment in the Capital Stock of the Borrower by Massage Envy Spa or (iii) a substantially similar transaction to either of the foregoing.

“Material Adverse Change”: any event, development or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under any Loan Document or (iii) the rights of or benefits available to the Lender under any Loan Document.

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“Maturity Date”: the date occurring on the second anniversary of the Effective Date, or such earlier date on which the outstanding Loan shall become due and payable, whether by acceleration or otherwise.

“Mistral Holdings”: Mistral Spa Holdings, LLC, a Delaware limited liability company.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note”: as defined in Section 2.02.

“Obligations”: (i) the due and punctual payment of (A) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to the Lender, or that are otherwise payable to the Lender, under this Agreement and the other Loan Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any other Credit Party under or pursuant to this Agreement and the other Loan Documents.

“Operating Agreement”: the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Borrower dated as of the Effective Date, as amended, restated or otherwise modified from time to time.

“Organizational Documents”: as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes”: any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

“PBGC’: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens”: as defined in Section 7.02.

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“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property”: all types of real, personal, tangible, intangible or mixed property.

“Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X’: Regulation X of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Revenues”: the revenues, of Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP.

“S&P”: Standard & Poor’s Ratings Group, Inc.

“Security Agreement”: as defined in Section 2.07.

“Subsidiary”: any corporation or other Person, at least a majority of the outstanding Capital Stock of which is owned (either directly or indirectly) by the Borrower.

“Subsidiary Guarantee”: as defined in Section 2.08. “Subsidiary Guarantors”: as defined in Section 2.08.

“Taxes”: any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“USA Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Warrant”: as defined in Section 2.08.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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Section 1.02     Principles of Construction

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will ” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) whenever any “consent” or “written consent” is required under this Agreement, such consent may be provided by electronic correspondence or any method of notice permitted by Section 9.02.

Section 1.03     Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requires an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2. AMOUNT AND TERMS OF THE LOAN

Section 2.01     Loan

Subject to the terms and conditions of this Agreement, the Lender agrees to make a loan (the “Loan’) to the Borrower through a single advance on the Effective Date in an amount equal to the Commitment Amount.

Section 2.02     Note

The Loan shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the “Note”), payable to the order of the Lender and representing the

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obligation of the Borrower to pay the aggregate outstanding principal balance of the Loan, with interest thereon as prescribed in Section 3.01.

Section 2.03      Payments of the Loan

(a)       Voluntary Prepayments. The Borrower may, at its option, prepay the Loan in full or in part at any time and from time to time by notifying the Lender in writing not later than the date of such prepayment specifying the principal amount of the Loan to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified. Each partial prepayment of the Loan pursuant to this Subsection shall be in an aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof, or, if less, the outstanding principal balance of the Loan. In the event any such prepayment that is not in connection with the Massage Envy Transaction occurs before the date that is one year following the Effective Date (the “First Year Anniversary Date”), Borrower shall pay (i) a premium of four percent (4%) of the outstanding principal amount of the Loan subject to such prepayment plus (ii) the remaining Base Monthly Interest and the Accrued Monthly Interest that would have been due and payable with respect to such prepaid principal amount of the Loan for the period between the date following such prepayment and the First Year Anniversary Date (the payment described in this clause (ii), the “Make Whole Fee”). In the event that Borrower prepays the Loan in connection with the Massage Envy Transaction within ninety (90) days following the Effective Date, the Borrower shall pay the outstanding principal balance of the Note (without any premium) plus the Make Whole Fee. In the event Borrower prepays the Loan in full on or after the First Year Anniversary Date and before the date that is fifteen (15) Business Days prior to the Maturity Date, Borrower shall pay a premium of four percent (4%) of the outstanding principal amount of the Note that is so prepaid. Notwithstanding anything to the contrary in the foregoing or in any other Loan Document, there shall be no premium or penalty payable by Borrower in the event that Borrower either (y) prepays the Loan in full on or after the date that is fifteen (15) Business Days prior to the Maturity Date and before the Maturity Date or (z) repays the Loan in full on the Maturity Date.

(b)       In General. Simultaneously with each prepayment of the Loan, the Borrower shall prepay all accrued and unpaid interest on the amount prepaid through the date of prepayment.

Section 2.04     Treatment and Application of Payments

(a)       Each payment, including each prepayment, of principal and interest on the Loan, and of all fees to be paid to the Lender in connection with this Agreement (the “Fees”) shall be made by the Borrower prior to 1:00 p.m. on the date such payment is due, in lawful money of the United States, in funds immediately available to the Lender and without set-off or counterclaim, at the Lender’s office set forth in Section 9.02 or such other location as the Lender shall instruct the Borrower in writing. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made prior to 1:00 p.m. on the next Business Day for the purpose of calculating interest.

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(b)       If any payment shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension, provided that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

Section 2.05     Use of Proceeds

The Borrower agrees that the proceeds of the Loan shall be used solely, directly or indirectly, (i) to refinance existing indebtedness of the Borrower, (ii) for the payment of certain fees and expenses in connection with the transactions contemplated by this Agreement relating to the Loan, (iii) for working capital and (iv) for general corporate purposes. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower agrees that no part of the proceeds of the Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

Section 2.06     Guarantee

All obligations of the Borrower hereunder shall be unconditionally, jointly and severally guaranteed by each wholly-owned Active Domestic Subsidiary of the Borrower (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors’) pursuant to the terms of a Guarantee Agreement in the form of Exhibit B (as the same may be amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee”).

Section 2.07     Security Agreement

All obligations of the Borrower hereunder and of the Subsidiary Guarantors under the Subsidiary Guarantee shall be secured pursuant to the terms of a Security Agreement in the form of Exhibit C (as the same may be amended, supplemented or otherwise modified from time to time, the “Security Agreement”).

Section 2.08     Warrants

In connection with the funding of the Loan on the Effective Date, and for no additional consideration, the Borrower shall issue a Warrant to the Lender in the form of Exhibit D (as the same may be amended, supplemented or otherwise modified from time to time, the “Warrant”).

Section 2.09     Conversion

At any time after the date that is ninety (90) days following the Effective Date, the Lender shall have the right, but not the obligation, to convert all or a portion of the outstanding principal amount of the Loan, up to an amount equal to Three Million Dollars ($3,000,000), into common units of the Borrower on the terms and conditions set forth in the Note. Following any such conversion and notwithstanding anything to the contrary in any Loan Document, the outstanding principal amount of the Loan shall automatically be reduced by an amount equal to the portion of the principal amount of the Loan subject to such conversion.

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ARTICLE 3. INTEREST, FEES, ETC.

Section 3.01      Interest Rate and Payment Dates

(a)       Prior to Maturity. Except as otherwise provided in Section 3.01(b), prior to maturity, the outstanding principal balance of the Loan shall bear interest at the rate of twelve percent (12%) per annum. Interest only on the Loan shall be payable monthly as follows: (i) ten percent (10%) annual interest, calculated on a monthly basis, which shall be payable in arrears on the last Business Day of each month (the “Base Monthly Interest”) plus (ii) two percent (2%) annual interest, calculated on a monthly basis, which shall accrue monthly and become due and payable on the first and second anniversaries of the Effective Date (the “Accrued Monthly Interest”).

(b)       Default Rate. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, then, so long as such Event of Default is continuing, all principal of the Loan and each fee and other amount then due and payable by the Borrower hereunder (whether at the stated maturity thereof, by acceleration or otherwise) shall bear interest at a rate per annum equal to six percent (6.00%) plus the rate otherwise applicable to the Loan.

(c)       In General. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.02     Fees

The Borrower agrees to pay to the Lender a fee of $120,000, half of which was paid in connection with the signing of that certain letter of intent between the Borrower and the Lender, dated as of March 17, 2015 (the “Letter of Intent”) and the balance of which shall be due and payable on the Effective Date.

Section 3.03     Taxes; Net Payments

(a)       All payments by or on account of the Borrower under any Loan Document to the Lender shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Taxes, except if required by applicable law, rule, regulation, order, directive, treaty or guideline. If the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of any Tax from any amount required to be paid by the Borrower to the Lender under any Loan Document (each, a “Required Payment”), then (i) the Borrower shall notify the Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware thereof, (ii) the Borrower shall be entitled to make such deduction or withholding and shall pay such Tax to the relevant Governmental Authority prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on the Lender) on behalf and in the name of the Lender, (iii) if such Tax is an Indemnified Tax or Other Tax, the Borrower shall pay to the Lender an additional amount such that the Lender shall receive on the due date therefor an amount equal to the Required Payment had no such

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deduction or withholding been made or required, and (iv) the Borrower shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Lender satisfactory evidence of such payment to the relevant Governmental Authority.

(b)       The Borrower shall reimburse the Lender, within 15 days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Lender’s unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error. In the event that the Lender determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this section, the Lender shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

Section 3.04     Lender’s Records

The Lender’s records with respect to the Loan, the interest rates applicable thereto, each payment and prepayment by the Borrower of principal and interest on the Loan and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed correct absent manifest error.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower makes the following representations and warranties to the Lender:

Section 4.01     Subsidiaries; Capitalization

As of the Effective Date, Schedule 4.01 sets forth the name, jurisdiction of organization or formation and type of organization of each Subsidiary and the authorized, issued and outstanding Capital Stock of the Borrower and each Subsidiary. Except as set forth on Schedule 4.01, the Borrower does not have any Subsidiaries. As of the Effective Date, except as set forth on Schedule 4.01, (i) the Borrower has not issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, and (ii) there are no agreements, voting trusts or understandings binding upon the Borrower with respect to the voting securities of the Borrower or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

Section 4.02      Existence and Power

The Borrower is a duly formed and validly existing limited liability company, in good standing under the laws of the State of Delaware. Each Domestic Subsidiary is a duly formed

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and validly existing limited liability company, in good standing under the laws of the State of New York. Each of the Borrower and each Domestic Subsidiary has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

Section 4.03      Authority and Execution

Each of the Borrower and each Domestic Subsidiary has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents. Each of the Borrower and each Domestic Subsidiary has duly executed and delivered the Loan Documents to which it is a party.

Section 4.04      Binding Agreement

The Loan Documents (other than the Note and the Warrant) constitute, and the Note and the Warrant, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, in each case, to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.05      Absence of Defaults; No Conflicting Agreements

Neither the Borrower, nor any other Credit Party, is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any other Credit Party, except for Liens created pursuant to the Loan Documents, or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

Section 4.06      Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance by any Credit Party of the Loan Documents and the transactions contemplated thereby, or is required as a condition to the validity or enforceability of the Loan Documents, other than the filing or amendment of financing statements to perfect the Liens granted to the Lender pursuant to the Security Agreement.

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Section 4.07      Litigation

Except as set forth on Schedule 4.07, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against any Credit Party, maintained by any Credit Party or which may affect the Property of any Credit Party, which could reasonably be expected to have a Material Adverse Effect.

Section 4.08      Compliance with Applicable Laws

Neither the Borrower, nor any other Credit Party, is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Borrower, and each other Credit Party, is in compliance in all material respects with all statutes, regulations, rules and orders applicable to it, including, without limitation, Environmental Laws, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.09      Taxes

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax Liens have been filed and no claims are being asserted with respect to such taxes.

Section 4.10      Financial Statements

The Borrower has heretofore delivered to the Lender its audited Consolidated balance sheet as of December 31, 2014 and the related Consolidated statements of operations, members’ equity and cash flows for the fiscal year then ended (the “Financial Statements”), which (a) fairly present the Borrower’s financial condition on such date and results of operations for the year ended on such date, and (b) have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the notes thereto, the Borrower has no obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. Since the date of the Financial Statements, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

Section 4.11     Investment Company Status

Neither the Borrower nor any of the Domestic Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness.

Section 4.12      Federal Reserve Regulations; Use of Loan Proceeds

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loan will be used, directly or indirectly, for a purpose that violates any law,

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rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. After giving effect to the making of the Loan, Margin Stock will constitute less than 25% of the aggregate assets (as determined by any reasonable method) of the Borrower.

Section 4.13      Property

The Borrower and each Domestic Subsidiary has (i) good and marketable title to all of its Property, title to which is material to it, and (ii) a valid leasehold interest in all Property, a leasehold interest in which is material to it, in each case subject to no Liens, except Permitted Liens.

Section 4.14      Plans

Neither the Borrower nor any of its ERISA Affiliates is a party to a Multiemployer Plan. The Borrower and its ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan established or maintained by the Borrower or its ERISA Affiliates and with respect to each such Plan are not subject to any material liability to the PBGC under Title IV of ERISA. With respect to each Employee Benefit Plan, the Borrower is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

Section 4.15      Environmental Matters

Each of the Borrower and each Domestic Subsidiary is in compliance with all Environmental Laws and regulations applicable to it or its business, assets or properties which, if violated, could reasonably be expected to have a Material Adverse Effect.

Section 4.16      Security Interests

Subject to the filing of Uniform Commercial Code financing statements in the applicable filing offices, the payment of the fees in respect thereof and the filing of continuation statements when required by applicable law, the security interests granted under the Security Agreement will constitute valid, binding and continuing duly perfected and, other than Permitted Liens, first priority Liens in and to the Collateral, which shall be subject to no other Liens other than Permitted Liens.

Section 4.17      Intellectual Property

To the best knowledge of the Borrower, the Borrower is the owner of or possesses the right to use all necessary patents, trademarks, service marks, copyrights and other intellectual property necessary or useful in the operation of its business, in each case free of any claims or infringements.

Section 4.18      No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower in connection with the transactions

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contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are good faith estimates based upon assumptions believed by the Borrower to be reasonable at the time such estimates are made.

ARTICLE 5. CONDITIONS TO LOAN

Section 5.01      Conditions Precedent to Effectiveness

The effectiveness of this Agreement, and the obligation of the Lender to make the Loan on the Effective Date, is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a)       Evidence of Action

The Lender shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of the Borrower and each of the Subsidiary Guarantors:

(i)       attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary company action (in form and substance satisfactory to the Lender) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby,

(ii)       attaching a true and complete copy of its Organizational Documents,

(iii)       attaching a certificate of good standing of the secretary of state of the state of its formation or incorporation, issued not more than 30 days prior to the Effective Date, and

(iv)       setting forth the incumbency of its officer or officers who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers.

(b)       This Agreement

The Lender shall have received counterparts of this Agreement duly executed by an Authorized Signatory of the Borrower.

(c)       Note

The Lender shall have received the Note, duly executed by an Authorized Signatory of the Borrower.

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(d)       Security Agreement

The Lender shall have received the Security Agreement, duly executed by an Authorized Signatory of the Borrower and each Subsidiary Guarantor, together with such other documents as the Lender may require in connection with the perfection of its security interests therein.

(e)       Subsidiary Guarantee

The Lender shall have received the Subsidiary Guarantee, duly executed by an Authorized Signatory of the Subsidiary Guarantors.

(f)       Officer’s Certificate

The Lender shall have received a certificate, in all respects satisfactory to the Lender, of an officer of the Borrower, dated the Effective Date, certifying that:

(i)       Absence of Litigation. There is no injunction, writ, preliminary restraining order or other order of any nature by which the Borrower is bound or to which any of its Property is subject issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced against the Borrower or is pending or, to the knowledge of the Borrower, threatened against the Borrower, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

(ii)       Approvals and Consents. All approvals and consents of all Persons required to be obtained in connection with the consummation by the Borrower of the transactions contemplated by the Loan Documents have been obtained and are in full force and effect, and all notices required to be given by the Borrower have been given and all required waiting periods applicable to the Borrower have expired.

(iii)       Absence of Material Adverse Change. No Material Adverse Change in the business, assets, liabilities, financial condition or results of operations of the Borrower has occurred since the date of the Financial Statements.

(iv)       No Liens other than Permitted Liens. Upon the making of the Loan on the Effective Date, there exist no Liens on any Property of the Borrower other than Permitted Liens.

(g)       Evidence of Appointment of Bruce Bernstein as Director.

The Lender shall have received evidence of the appointment of Bruce Bernstein as a member of the Borrower’s Board of Directors.

(h)       Amendment to Operating Agreement.

The Lender shall have received the Fourth Amended and Restated Limited Liability .

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Company Operating Agreement dated the Effective Date duly executed by an Authorized Signatory of the Borrower and members of the Borrower representing at least 60% in Interest (as defined in the Operating Agreement), in form and substance acceptable to the Lender

(i)       Fees

All Fees owed by the Borrower to the Lender shall have been paid.

(j)       Fees and Expenses of Lender’s Counsel

The fees and expenses of the Lender’s counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid. An invoice for such fees and expenses shall be presented to the Borrower on or before the Effective Date

(k)       Other Documents

The Lender shall have received such other documents, each in form and substance reasonably satisfactory to the Lender, as the Lender shall reasonably require in connection with the making of the Loan.

ARTICLE 6. AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, the Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Lender, the Borrower shall:

Section 6.01      Financial and Other Information

Maintain a standard system of accounting in accordance with GAAP, and furnish to the Lender:

(a)       As soon as available, but in any event within 120 days after the end of each fiscal year, the audited Consolidated and consolidating balance sheet and related statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated and consolidating basis in accordance with GAAP consistently applied;

(b)       As soon as available, but in any event within 45 days after the end of the first three fiscal quarters of each fiscal year, the Consolidated and consolidating balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal period of the previous fiscal year, all in reasonable detail and certified by its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of

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the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments;

(c)       As soon as available, but in any event within 30 days after the end of each month of each fiscal year, the Consolidated and consolidating balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of such month and for then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal period of the previous fiscal year, all in reasonable detail and certified by its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments;

(d)       Concurrently with any delivery of financial statements under Section 6.01(a), 6.01(b) or 6.01(c), a certificate of the President or other Authorized Signatory of the Borrower in a form that is reasonably acceptable to the Lender (the “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) in the certificate delivered concurrently with the financial statements under Sections 6.01(a) or 6.01(b), reasonably detailed calculations demonstrating compliance with Section 7.09 and (B) any change in the Subsidiary Guarantors as of the date of such certificate, and (iii) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2014 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)       Prompt written notice (upon becoming aware thereof) if: (i) any Indebtedness of the Borrower or any Guarantor in excess of $100,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note in excess of $100,000 (other than the Note) or (iii) the holder of, or any obligee with respect to, any Indebtedness of the Borrower or any Guarantor in excess of $100,000 has the right to declare any such Indebtedness due and payable prior to its stated maturity;

(f)       Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Borrower a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect or that expressly calls into question the validity or enforceability of any of the Loan Documents,

(ii) any lapse or other termination of any material license, permit, franchise or other authorization, or (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect;

(g)       Prompt written notice of: (i) any development in its business affairs which could reasonably be expected to have a Material Adverse Effect on the Borrower, disclosing the nature thereof, and (ii) any information (coming to its attention) which indicates that any financial statements which are the subject of any representations contained in this Agreement, or which are furnished to the Lender pursuant to this Agreement, fail, to a material

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extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof;

(h)       Promptly following a request therefor, all documentation and other information that the Lender reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(i)       Prompt written notice of the occurrence of an Event of Default or Default hereunder, setting forth details of such Event of Default or Default and the action which is proposed to be taken with respect thereto; and

(j)       Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

Section 6.02      Existence, Maintenance of Properties, Insurance, Licenses

At all times (a) preserve and keep in full force its limited liability company existence and rights; (b) observe and comply in all respects with all laws, rules and regulations applicable to it, including, without limitation, ERISA and all Environmental Laws, a violation of which could have a Material Adverse Effect; (c) maintain and preserve all Property necessary in the conduct of its affairs and keep the same in good repair, working order and condition; (d) keep its insurable Properties adequately insured at all times, by financially sound and reputable insurers, and maintain such insurance, to such extent and against such risks, as the Lender may from time to time require or as may be required by law; (e) conduct and operate its affairs in substantially the manner in which they are presently conducted and operated; and (f) maintain, in full force and effect, all material licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of its business.

Section 6.03     Payment of Taxes, Indebtedness, etc.

Pay and discharge when due (i) all taxes, assessments and governmental charges and levies upon, or with respect to the Borrower and upon its Property prior to the date penalties attach thereto, and (ii) all Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (x) have a Material Adverse Effect, or (y) result in the imposition of a Lien upon any Property, in each case, unless being contested by the Borrower in good faith by appropriate proceedings, and the Borrower shall have set aside adequate reserves therefor.

Section 6.04      Maintenance of Records; Inspection

At all times maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times during normal business hours and as often as the Lender may reasonably request upon reasonable notice, permit any Lender representative to visit and inspect any of the properties of the Borrower, and to make extracts from its books and to discuss its affairs,

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finances and accounts with its officers and its independent certified public accountants or other parties preparing statements for or on behalf of the Borrower.

Section 6.05      Use of Proceeds

Use the proceeds of the Loan solely (i) to refinance existing indebtedness of the Borrower, (ii) for the payment of certain fees and expenses in connection with the transactions contemplated by this Agreement relating to the Loan, (iii) for working capital and (iv) for general corporate purposes. No part of the proceeds of any Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X.

Section 6.06      [Intentionally Left Blank]

Section 6.07      Environmental Matters

Take all actions reasonably necessary to comply in all material respects with all Environmental Laws and regulations applicable to it or its business, assets or properties, and shall not knowingly permit or suffer any violation of Environmental Laws and regulations by any third party lessee in connection with the lease of its assets or properties, which Environmental Laws and regulations, if violated, or which violation, as the case may be, could reasonably be expected to have a Material Adverse Effect.

Section 6.08      Subsidiaries

If any wholly-owned Domestic Subsidiary is formed or acquired after the Effective Date, notify the Lender in writing thereof within ten (10) Business Days after the date on which such wholly-owned Domestic Subsidiary is formed or acquired and becomes an Active Domestic Subsidiary and (i) cause such wholly-owned Active Domestic Subsidiary (within ten (10) Business Days of becoming such) to (A) execute and deliver the Subsidiary Guarantee (or otherwise become a party thereto in the manner provided therein) and (B) become a party to the Security Agreement and each other applicable security document in the manner provided therein, and (ii) promptly take such actions to create and perfect Liens on such wholly-owned Active Domestic Subsidiary’s assets to secure the Obligations as the Lender shall reasonably request.

Section 6.09      Funding Call

At any time before the First Year Anniversary Date, Lender shall have the right but not the obligation, to deliver a written notice to the Borrower which shall require the Borrower to obtain from its members capital contributions in an aggregate amount not less than (i) $5,000,000 minus (ii) any amounts invested by Our Crowd (or any investment vehicle advised by Our Crowd or its Affiliates) (the “Funding Call”).

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Section 6.10      Further Assurances

Execute, and shall cause each Guarantor to, execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents), that may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower shall provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

Section 6.11      Director Appointment

Maintain Bruce Bernstein’s appointment as a member of the Borrower’s Board of Directors unless such person dies, is incapacitated, or is otherwise unable to continue to serve as a member of the Borrower’s Board of Directors.

ARTICLE 7. NEGATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, the Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Lender, the Borrower shall not, directly or indirectly, and shall not permit any Subsidiary Guarantor to, directly or indirectly:

Section 7.01      Indebtedness

Create, incur, assume or permit to exist any Indebtedness, except: (i) Indebtedness due under the Loan Documents, (ii) other Indebtedness to the Lender, Indebtedness of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations in respect of capital leases, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not created in contemplation of such acquisition), and Indebtedness secured by a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or completion of such construction or improvement, (B) such Indebtedness does not exceed the cost of acquiring, constructing or improving such assets, and (C) both before and after giving effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing, (iii) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent such obligations and liabilities are permitted to remain unfunded under applicable law, (v) any unsecured Indebtedness not to exceed $1,000,000 at any time outstanding, (vi) Convertible Notes in an aggregate original principal amount not to exceed $5,000,000 at any time outstanding, (vii) Indebtedness of the Borrower and/or its Subsidiaries in respect of letters of credit, bank guarantees or similar instruments in the ordinary course of business relating to leases

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and any cash collateral provided by the Borrower and/or its Subsidiaries with respect to the foregoing and (viii) other Indebtedness set forth on Schedule 7.01.

Section 7.02     Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except: (i) Liens in favor of the Lender, (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or are being contested in good faith by appropriate proceedings, (iii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA), (iv) Liens arising by operation of law such as landlords’, mechanics’, materialmen’s, carriers’, and warehousemen’s liens incurred in the ordinary course of business which are not overdue by more than forty-five (45) days or are being contested in good faith by appropriate proceedings, (v) judgment liens in existence less than 45 days after the entry thereof or with respect to which execution has been stayed, (vi) unexercised banker’s Liens, (vii) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (provided that, solely with respect to this clause (vii), (A) such security interests secure Indebtedness permitted by clause (iii) of Section 7.01, (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary), (viii) Liens to the extent arising solely from the filing of protective Uniform Commercial Code financing statements in respect of equipment leased to the Borrower or any Subsidiary in the ordinary course of its business under true, as opposed to finance, leases, (ix) Liens securing the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business, (x) any interest or title of a lessor secured by a lessor’s interest under any lease permitted by this Agreement, (xi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business and (xii) Liens in connection with Indebtedness permitted by Section 7.01(vii) (the Liens described in the foregoing clauses (i) through (xii), collectively, “Permitted Liens”).

Section 7.03      Sale of Assets, Nature of Business

Liquidate, wind up or dissolve or sell, lease or otherwise dispose of any of its Property, except in the ordinary course of business, or materially change the nature of its business from that of operating retail establishments (whether as a tenant under an airport concession lease agreement or otherwise) relating to, or otherwise being engaged in activities relating to, the sale of health and wellness products or services, except (i) that the Borrower may liquidate, wind up, dissolve or sell all or substantially all of the Property or Capital Stock of one or more Subsidiary Guarantors; provided that, at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (ii) that any of the Subsidiaries may consummate a DBE Equity Issuance if in the reasonable business judgment of the Borrower such DBE

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Equity Issuance is necessary or desirable to further develop its business operations or to comply with applicable requirements of law and (iii) in connection with the Massage Envy Transaction.

Section 7.04      Investments

(a)       Make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, by capital contribution or otherwise, in or with any Person (each of the foregoing, an “Investment”), except:

(i)       Investments in direct obligations of the United States of America, or in debt Investments which are guaranteed as to both principal and interest by the full faith and credit of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

(ii)       Investments in commercial paper carrying one of the two highest ratings of S & P or Moody’s;

(iii)       any money market account or money market mutual funds;

(iv)       normal business banking accounts and short-term certificates of deposit and time deposits in, or issued by, federally insured institutions;

(v)       Investments made by the Borrower in the Capital Stock of its Domestic Subsidiaries or another Person that becomes a Domestic Subsidiary as a result of such Investment;

(vi)       Investments existing on the Effective Date as set forth on Schedule 7.04; and

(vii)       Investments in Subsidiaries of the Borrower that are not Domestic Subsidiaries in an aggregate amount not to exceed $2,500,000.

Section 7.05      Compliance with ERISA

(i) Terminate, or permit any ERISA Affiliate to teiminate, any Plan so as to result in any material liability to the Borrower, or (ii) permit, with respect to any Employee Benefit Plan any prohibited transaction or prohibited transactions under ERISA or the Code, resulting in any material liability to the Borrower, or (iii) permit to exist any occurrence of any reportable event as defined in Section 4043(c) of ERISA with respect to a Plan if with respect to such reportable event there is or would be any material liability of the Borrower.

Section 7.06      Restricted Payments

Declare or pay any dividends in cash or otherwise, or set apart any sum for the payment of dividends on, or make any other distribution by reduction of capital or otherwise in respect of any shares of its stock of any class or any other equity interest or warrant or right, except that (i) the Borrower may declare and pay dividends with respect to its equity securities payable in additional shares of its equity securities, (ii) any Subsidiary may declare and pay dividends to the Borrower or any other Subsidiary and (iii) the Borrower may declare

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and pay dividends or distributions at such times and in such amounts as are necessary to permit distributions (which may only be paid so long as no Event of Default under Section 8.01(a) or 8.01(b) is then outstanding) to allow Borrower’s members to meet their tax obligations on such income in a timely manner.

Section 7.07      Fundamental Changes

Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (i) any direct or indirect wholly-owned Subsidiary of the Borrower may merge or consolidate with the Borrower or any other direct or indirect wholly-owned Subsidiary of the Borrower, provided that (x) the Lender shall have received ten (10) days prior written notice and (y) in the event of a merger of the Borrower and a wholly-owned Subsidiary, the Borrower shall be the survivor; (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to any other Subsidiary; and (iii) the Borrower and any Subsidiary Guarantor may liquidate, wind up or dissolve or sell, lease or otherwise dispose of any of its Property to the extent permitted by Section 7.03.

Section 7.08      Transactions with Affiliates

Enter into any transactions, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except: (a) in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower as would obtain in any arm’s-length transaction with a Person not an Affiliate, (b) the payment of Management Fees; provided, that, with respect to this clause (b), (i) no Event of Default shall exist at the time of, or would result from, any such payment that is made in cash (it being understood that if a payment cannot be made in cash as a result of this proviso, the applicable fee may continue to accrue (without interest) and may be paid at a future time after such applicable Event of Default has been cured or waived, subject to this proviso), and (ii) the Management Agreement shall not be amended, supplemented, restated or otherwise modified to increase the amount of Management Fees without the prior written consent of the Lender; (c) the reimbursement of expenses to Mistral Capital Management, LLC in accordance with the Management Agreement; (d) any equity issuance of the Borrower to any of its Affiliates, and (e) any transactions in connection with the Convertible Notes.

Section 7.09      Financial Covenants

(a)       Permit unrestricted cash of the Borrower and its Subsidiaries on a Consolidated basis to be an amount less than ten percent (10%) of the outstanding principal amount of the Loan as of the last day of each fiscal quarter of the Borrower.

(b)       Permit Revenues as of the last day of each fiscal month of the Borrower for twelve consecutive month fiscal period of the Borrower ending on such last day to be less than $30,000,000.

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Section 7.10      Amendment of Operating Agreement.

Not amend its Organizational Documents in any manner adverse, or that could reasonably be expected to be adverse, to the Lender, in its capacity as a holder of common units of the Borrower, except (a) to the extent such modification or amendment is similarly adverse to all other holders of common units of the Borrower or (b) in its capacity as a lender of the Borrower, without, in each case of the foregoing clauses (a) and (b), the prior written consent of the Lender.

ARTICLE 8. DEFAULT

Section 8.01      Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

(a)       The failure of the Borrower to make any payment of principal on the Loan on the date when due and payable; or

(b)       The failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document which failure shall have continued unremedied for a period of three Business Days after the date when due and payable; or

(c)       The failure of the Borrower to observe or perform any covenant or agreement contained in Article 7; or

(d)       The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(e)       Any representation, warranty, certification or statement made by any Credit Party (or any of its officers) in any Loan Document to which it is a party, or in any certificate, financial statement or other document delivered or to be delivered by it pursuant thereto, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(f)       (i) Any Indebtedness of the Borrower or any Subsidiary Guarantor (other than its obligations hereunder) in an amount in excess of $100,000, whether as principal, guarantor, surety or other obligor (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any obligation referred to in clause (i) of this Subsection (f) shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

(g)       The Borrower or any Subsidiary Guarantor shall (i) except as permitted by Section 7.03 or 7.07, suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file

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any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Subsidiary Guarantor; or

(h)       (i) An order for relief is entered under the United States bankruptcy laws, or (ii) any other decree or order is entered by a court having jurisdiction (A) adjudging the Borrower or any Subsidiary Guarantor bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary Guarantor or of any substantial part of the Property thereof, or (D) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary Guarantor, and any such decree or order under this clause (ii) continues unstayed and in effect for a period of 60 days; or

(i)       Judgments or other orders for the payment of money aggregating in excess of $150,000 shall be rendered against the Borrower or any Subsidiary Guarantor and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(j)       Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any obligor thereunder shall so assert in writing or shall disavow any of its obligations thereunder or hereunder; or

(k)       An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(1)       A Material Adverse Change shall have occurred; or

(m)      A Change in Control shall have occurred; or

(n)      A Change in Management shall have occurred; or

(o)      A failure by the members of the Borrower to fund any Funding Call on or before the date that is twenty (20) Business Days’ following the date of delivery of written notice from the Borrower to such members of such Funding Call.

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Section 8.02      Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in Section 8.01(g) or Section 8.01(h), (i) the Loan, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, (ii) the Commitment shall immediately terminate and (iii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Lender may by notice to the Borrower, (x) declare the Loan, all accrued and unpaid interest thereon and all other amounts owing under any Loan Documents to be due and payable, whereupon the same shall immediately become due and payable, and (y) declare the Commitment to be immediately terminated, and (ii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, presentment, demand, protest and all other notices of any kind being in each case hereby expressly waived by the Borrower.

ARTICLE 9. OTHER PROVISIONS

Section 9.01      Modifications; Consents and Waivers; Entire Agreement

No modification or waiver of or with respect to any provision of this Agreement, the Note, or any other agreement, instrument or document delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower (not otherwise required by the terms hereof) shall, of itself, entitle the Borrower to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding between the Lender and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation, the Letter of Intent.

Section 9.02      Notices

All notices, requests, reports and other communications pursuant to this Loan Agreement shall be in writing, either by letter (delivered by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested), facsimile transmission or other electronic means, addressed as follows:

The Borrower:

XpresSpa Holdings, LLC

3 East 54th Street

New York, New York 10022

Attention: Moreton Binn

Chairman and Chief Executive Officer

Telephone: 212-750-9595

Facsimile: 212-750-8607

E-mail: binn@xpresspa.com

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with a copy to:

Mistral Equity Partners, LP

650 Fifth Avenue, 31St Floor

New York, New York 10019

Attention: William Phoenix

Telephone: 212-616-9600

Facsimile: 212-616-9601

E-mail: WPhoenix@mistralequity.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attn: Sidney Burke, Esq.

Telephone: 212.335.4509

Facsimile: 212.884.8729

Email: sidney.burke@dlapiper.com

The Lender:

Rockmore Investment Master Fund Ltd.

150 East 58th Street, 281” Floor

New York, New York 10155

Attention: Bruce Bernstein, Managing Partner

Telephone: 212-258-2301

E-mail: BB@Rockmorecapital.com

with a copy (which shall not constitute notice) to:

Sills Cummis & Gross P.C.

101 Park Avenue, 28th Floor

New York, New York 10178

Attention: Brian A. Haskel, Esq.

Telephone: 212-500-1541

Facsimile: 212-643-6500

E-mail: Bhaskel@sillscummis.com

Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is sent by facsimile transmission or other electronic means to such party at its facsimile number or email address specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by a nationally recognized overnight courier service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any

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party hereto may change the Person, address or facsimile number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.03 Successors and Assigns; Participation; Pledge

(a)       This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Note and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without prior written consent of the Lender.

(b)       The Lender shall have the right at any time or from time to time, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), to assign all or any portion of its rights and obligations hereunder to one or more Lenders or other financial institutions (each, an “Assignee”); provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and the Borrower agrees that it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing. In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender and which is reasonable acceptable to the Borrower in connection with such assignment, the payment by the Assignee of the purchase price agreed to by the Lender, and such Assignee, and the recordation of the assignment in the Register pursuant to Section 9.03(e), such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. The Borrower may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(c)       The Lender shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrower, to grant to one or more Lenders or other financial institutions (each, a “ParticiPant’) participating interests in the Lender’s obligation to lend hereunder and/or any or all of the Loan held by the Lender hereunder. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Lender

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in connection with the Lender’s rights and obligations hereunder, the Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(d)       The Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of any Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

(e)       The Lender, as agent for the Borrower, shall maintain at its address referred to in Section 9.02 a copy of the documents evidencing each assignment and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 9.04      No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.05       Survival of Representations and Warranties and Certain Obligations

(a)       All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents.

(b)       The obligations of the Borrower under Sections 3.03 and 9.06 shall survive the payment of the Loan and all other amounts payable under the Loan Documents. The Lender’s determination of any amount or amounts owed by the Borrower to it under any such Section shall be presumed correct absent manifest error.

Section 9.06      Costs; Expenses and Taxes; Indemnification

(a)       The Borrower agrees to pay or reimburse all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, negotiation, administration and enforcement of this Agreement, the Note, and the other instruments and documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts retained by the Lender in connection with the enforcement of the Agreement, the Note and the other instruments and documents to be delivered thereunder. In addition, the Borrower shall pay any

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and all stamp and other excise taxes, if any, payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note and the other instruments and documents to be delivered hereunder or the consummation of the transactions contemplated hereby.

(b)       The Borrower agrees to indemnify the Lender and its directors, officers, employees and agents against, and on demand for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of an kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Lender by any third party relating to or arising out of this Agreement and any of the documents executed in connection herewith or any actual or proposed use of any proceeds of the Loan hereunder, provided that the Borrower shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Lender. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.06 shall survive the termination of this Agreement.

(c)       To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Lender and its directors, officers, employees and agents for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby, or the Loan or the use of the proceeds thereof

(d)       All amounts due under this Section 9.06 shall be payable promptly but in no event later than thirty days after written demand therefor.

Section 9.07      Right of Set-Off

The Borrower hereby grants to the Lender a Lien, security interest and a right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of Lender or in transit to any of them. At any time, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral security for the Loans. Any and all rights to require the Lender to exercise its rights or remedies with respect to any other collateral which secures the Loans prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrower, are hereby knowingly, voluntarily and irrevocably waived. The rights of the Lender under this Section 9.07 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 9.08      Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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Section 9.09      GOVERNING LAW

THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTE AND WITH RESPECT TO INTEREST, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 9.10     JURISDICTION, ETC.

(a)       EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 9.02 HEREOF.

(b)       EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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Section 9.11     WAIVER OF TRIAL BY JURY.

(a)       EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12      Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges “), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.12 shall be cumulated, and the interest and the charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

Section 9.13      Marshaling; Payments Set Aside

The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender, or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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Section 9.14      No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 9.15      USA Patriot Act

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

XPRESSPA HOLDINGS, LLC

By:	/s/ Marisol Binn
Name:	Marisol Binn
Title:	President

ROCKMORE INVESTMENT MASTER FUND LTD.

By:	/s/ Bruce Bernstein
Name:	Bruce Bernstein
Title:	Managing Partner